EXHIBIT 10.1

CO-PROMOTION AGREEMENT

dated as of August 31, 2005

by and between

CEPHALON, INC.

and

McNEIL CONSUMER & SPECIALTY
PHARMACEUTICALS, a Division of
McNEIL-PPC, INC.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

ARTICLE 2	RIGHTS AND OBLIGATIONS

2.1	Grant of Rights

2.2	McNeil Duties and Obligations

2.3	Cephalon Duties and Obligations

2.4	Ownership

ARTICLE 3	JOINT COMMERCIAL COMMITTEE

3.1	Members; Officers

3.2	Quorum; Voting; Decisions

3.3	Minutes

3.4	Expenses

3.5	Responsibilities

3.6	Meetings

3.7	Dispute Resolution

ARTICLE 4	CO-PROMOTION AND DETAILING

4.1	Marketing Activities and Expenses for the Product

4.2	McNeil Sales Representative Requirements

4.3	McNeil Sales Representatives

4.4	Cephalon Benefit Plans

4.5	McNeil Salaries and Wages

4.6	Cephalon Sales Meetings

4.7	Non-Compete and Non Solicitation

4.8	Reports and Audit Rights

ARTICLE 5	FINANCIAL PROVISIONS

5.1	Payments

5.2	Net Sales Reports

5.3	GAAP

5.4	Manner of Payments

5.5	Interest on Late Payments

5.6	Financial Records; Audits

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ARTICLE 6	PROMOTIONAL MATERIALS

6.1	Ownership of Promotional Materials

6.2	Content, Quantity Compliance with Laws and Distribution of Promotional Materials

6.3	Payment for Promotional Materials

6.4	Review of Promotional Materials in the Territory

6.5	Discontinued Use

6.6	Use of McNeil Name

ARTICLE 7	INFORMATION CONCERNING THE PRODUCT

7.1	Statements Consistent with Labeling

7.2	Medical Inquiries

7.3	Standard Operating Procedures

7.4	Exchange of Drug Safety Information

7.5	Recalls Or Other Corrective Action

7.6	Events Affecting Integrity or Reputation

ARTICLE 8	ORDERS; SUPPLY AND RETURNS; REGULATORY

8.1	Orders and Terms of Sale

8.2	Misdirected Orders

8.3	Product Returns

8.4	Regulatory

ARTICLE 9	CONFIDENTIAL INFORMATION

9.1	Confidential Information

9.2	Permitted Disclosure and Use

9.3	Public Announcements

9.4	Confidentiality of this Agreement

9.5	Survival

ARTICLE 10	REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1	Mutual Representations and Warranties

10.2	Additional Cephalon Representations, Warranties and Covenants

10.3	Covenants

ARTICLE 11	INDEMNIFICATION

11.1	Indemnification by Cephalon

11.2	Indemnification by McNeil

ii

11.3	Procedure for Indemnification

11.4	Assumption of Defense

11.5	Insurance

11.6	Waivers

ARTICLE 12	TERM AND TERMINATION

12.1	Term

12.2	Termination for Breach

12.3	Termination for Bankruptcy

12.4	McNeil Termination for Other Reason

12.5	Effects of Expiration or Termination of this Agreement

ARTICLE 13	MISCELLANEOUS

13.1	Relationship of the Parties

13.2	Registration and Filing of this Agreement

13.3	Force Majeure

13.4	Governing Law

13.5	Dispute Resolution; Arbitration

13.6	Assignment

13.7	Notices

13.8	Severability

13.9	Headings

13.10	Waiver

13.11	Entire Agreement

13.12	No License

13.13	Third Party Beneficiaries

13.14	Counterparts

iii

CO-PROMOTION AGREEMENT

This CO-PROMOTION AGREEMENT (“Agreement”) dated as of August 31, 2005 (the “Effective Date”), is made by and between McNEIL CONSUMER & SPECIALTY PHARMACEUTICALS, a division of McNEIL-PPC, Inc., a New Jersey corporation having its principal office at 7050 Camp Hill Road, Fort Washington, Pennsylvania 19034 (“McNeil”) and CEPHALON, INC., a Delaware corporation having its principal office at 41 Moores Road, Frazer, Pennsylvania 19355 (“Cephalon”).  McNeil and Cephalon may be referred to as a “Party” or together as the “Parties”.

RECITALS

WHEREAS, Cephalon is awaiting Marketing Authorization (as hereinafter defined) to market and sell the Product (as hereinafter defined) in the Territory (as hereinafter defined);

WHEREAS, McNeil is interested in Co-Promoting (as hereinafter defined) and Detailing (as hereinafter defined) the Product in the Territory; and

WHEREAS, Cephalon desires to appoint McNeil as an independent party for the purposes of exclusively (together with Cephalon) Co-Promoting and Detailing the Product in the Territory and McNeil desires to be so appointed by Cephalon.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, McNeil and Cephalon, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1           “ADD”  means attention deficit disorder.

1.2           “ADHD” means attention deficit hyperactivity disorder.

1.3           “Adverse Drug Experience” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80.

1.4           “Affiliate” means, with respect to a Party, any Person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such Person for so long as such control exists, where “control” means the decision-making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity.

1.5           “Agreement Year” means the period commencing on the first day of the first month following the First Commercial Sale and ending twelve (12) consecutive calendar months later, and each successive twelve (12) consecutive calendar months period; provided, however, that the first Agreement Year shall include the period beginning on the date of the First Commercial Sale and prior to the first day of the first Agreement Year if such first day does not occur on the first day of a month.

1.6           “Annual Net Sales” means the Net Sales during a particular Agreement Year.

1.7           “Anti-Kickback Statute” means the Medicare and Medicaid Anti-Kickback Statute set forth at 42 U.S.C.
§1320a-7b(b).

1.8           “Applicable Commercial Practices Policies” means the portions as identified by a Party of the Commercial Practices Policies of such Party applicable to the marketing, sale, promotion and detailing of pharmaceutical products, as amended or supplemented from time to time.  Copies of Cephalon’s Applicable Commercial Practices Policies and McNeil’s Applicable Commercial Practices Policies are attached to this Agreement as Schedule 1.8 and may be updated in writing by one Party to the other Party from time to time.

1.9           “Base Sunset Commission Fees” shall have the meaning set forth in Section 5.1.3.

1.10         “Calendar Quarter” means each of the three month periods ending March 31, June 30, September 30 and December 31; provided, however, that the first calendar quarter for the first Calendar Year shall extend from the date of the First Commercial Sale to the end of the first complete calendar quarter thereafter.

1.11         “Call” means (a) with respect to a McNeil Sales Representative, a personal visit by a McNeil Sales Representative to a member of the Target Audience during which such McNeil Sales Representative Details the Product, and (b) with respect to a Cephalon Sales Representative, a personal visit by a Cephalon Sales Representative to a physician with authority to prescribe a pharmaceutical product or issue hospital orders for a pharmaceutical product in the United States during which such Cephalon Sales Representative Details the Product.

1.12         “Cephalon’s Medical Education Grants Committee” or “CMEGC” means the committee formed by Cephalon to address issues related to medical education grants or any successor committee thereto.

1.13         “Cephalon Sales Representative” means a field based sales representative engaged or employed by Cephalon and deployed by Cephalon to Co-Promote and Detail the Product.

1.14         “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.15         “Commission Fees” shall have the meaning set forth in Section 5.1.1.

1.16         “CONCERTA®” means the finished product of McNeil’s ADHD formulation of methylphenidate HCl in all package sizes and dosage forms, including all improvements, line extensions and formulations thereto.

1.17         “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, the terms of this Agreement and any other materials that have not been made available by the Disclosing Party to the general public.  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

1.17.1      were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

1.17.2      were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.17.3      became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

1.17.4      were disclosed to a Party under an obligation of confidentiality that has subsequently expired;

1.17.5      were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

1.17.6      were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

1.18         “Co-Promotion” means those promotional activities undertaken by a pharmaceutical company’s sales force in concert with at least one other pharmaceutical company’s sales force to implement the marketing and sales plans with respect to a particular prescription pharmaceutical product under a single trademark.  When used as a verb, “Co-Promote” shall mean to engage in such activities.

1.19         “Continuing Product Employee” shall have the meaning set forth in Section 10.3.5.

1.20         “Detail” or “Detailing” means, with respect to the Product, the communication by a Sales Representative during a Call (a) involving face-to-face contact, (b) describing in a fair and balanced manner, the FDA-approved indicated uses, and other relevant characteristics of the Product, (c) using the Promotional Materials in an effort to educate the prescriber concerning the Product and its FDA-approved indicated uses and (d) made at the Target Audience member’s office.  For the avoidance of doubt, discussions at conventions shall not constitute “Details” or “Detailing”.

1.21         “Designated Senior Officer” means the senior officer designated by a Party to have final decision-making authority over certain disputes which, unless otherwise notified, shall be the President or Chief Executive officer of the Party; provided that the Designated Senior Officer of Cephalon shall not be the Chair of the JCC.

1.22         “Detail Requirements” shall have the meaning set forth in Section 2.2.

1.23         “Disputed Matters” shall have the meaning set forth in Section 3.7.

1.24         “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.25         “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

1.26         “First Commercial Sale” means the first shipment of commercial quantities of the Product sold to a Third Party by Cephalon or its sublicensees in the Territory after receipt of Marketing Authorization for the Product in the Territory.  Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar uses shall not be considered to constitute a First Commercial Sale.

1.27         “First Position Detail” means a Detail for the Product in the first (or only) position.

1.28         “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.29         “Incentive Compensation” means the total sales performance incentive compensation for a product or all products, as applicable, available to be earned by a Sales Representative pursuant to the terms of the then current incentive compensation plan for such Sales Representative.

1.30         “Joint Commercial Committee” or “JCC” shall have the meaning set forth in Section 3.1.

1.31         “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.32         “Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented reasonable out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a Third Party (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts).

1.33         “Lost CONCERTA® Market Exclusivity” shall occur if a drug product, that contains the same active ingredient as CONCERTA® (inactive ingredients may vary), is approved by the FDA in the Territory and designated by the FDA as “A/B Rated,” or the bioequivalent of, CONCERTA® and obtains sales in the Territory for sixty (60) days, which generic drug product sales are evidenced by independent market data (where available), such as that published by IMS.

1.34         “Marketing Authorization” means, with respect to the Territory, the regulatory authorization required to market and sell the Product in the Territory as granted by the FDA.

1.35         “Marketing Budget” means the annual marketing budget for the Product prepared by Cephalon and distributed by Cephalon to the JCC at least thirty (30) days prior to the beginning of any Agreement Year.  A copy of the Marketing Budget for the First Agreement Year is attached to this Agreement as Schedule 1.35.

1.36         “McNeil ADHD Sales Force” means those McNeil sales representatives whose primary responsibility is the detailing and selling of CONCERTA® on the Effective Date.

1.37         “McNeil Medical Science Liaisons” means independent contractors of McNeil who provide medical and scientific information to meet the needs of the medical community.

1.38         “McNeil Sales Representative” means a field based sales representative engaged or employed by McNeil to conduct, among other sales responsibilities, Detailing and other promotional efforts with respect to products of McNeil including CONCERTA® for so long as McNeil continues to Detail CONCERTA®, and the Product.

1.39         “McNeil Termination Date” shall have the meaning set forth in Section 10.3.3.

1.40         “Net Sales” means the aggregate amount invoiced on account of sales of the Product by Cephalon or any of its Affiliates or their sublicensees to a Third Party in the Territory (but not including sales between Cephalon and its Affiliates where the Product is intended for resale) less the following relating to such sales: (a) trade, quantity and cash discounts or rebates actually allowed and taken, which are not already reflected in the amount invoiced; (b) any adjustments or allowances on account of price adjustments, billing errors, rejected goods, damaged goods and returns; (c) credits, volume rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations, which are not already reflected in the amount invoiced; (d) any tax, tariff, customs duty, excise or other duty or other governmental charge (other than a tax on income) levied on the sale, transportation or delivery of the Product and borne by the seller thereof, itemized on the applicable invoice and remitted to the applicable taxing authority; (e) payments or rebates paid in connection with sales of the Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs, which are not already reflected in the amount invoiced; and (f) any invoiced charge for freight, insurance or other transportation costs charged to the customer.  For purposes of this definition, the Product shall be considered “sold” when so recorded in Cephalon’s financial statements audited in accordance with generally accepted accounting principles, consistently applied.

1.41         “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder from time to time.

1.42         “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.43         “PhRMA Code” means the PhRMA Code on Interactions with Health Care Professionals, as amended.

1.44         “Plans” means the strategic and tactical plans developed by Cephalon related to the marketing, promotion, sampling and sale of the Product in the Territory, which may be amended by Cephalon from time to time during the Term.

1.45         “PRC” means the committee formed by Cephalon to review Promotional Materials, which committee shall incorporate at least one representative of McNeil as a member with respect to the review of Promotional Materials.

1.46         “Primary Detail Equivalents” or “PDEs” means a numerical amount that scores the value of Details performed by Sales Representatives as follows:  [**] for each First Position Detail and [**] for each Second Position Detail.

1.47         “Product” means the finished product of Cephalon’s ADHD formulation of modafinil in all package sizes and dosage forms, including all improvements, line extensions and new approved indications (including, without limitation, ADD).

1.48         “Promotion” means those promotional activities undertaken by a pharmaceutical company’s sales force to implement the marketing and sales plans with respect to a particular prescription product under a single trademark.  When used as a verb, “Promote” shall mean to engage in such activities.

1.49         “Promotional Materials” means all written, printed, video or graphic advertising, promotional, training and communication materials (other than Product labeling) for marketing, advertising, promotion and sale of the Product for use in the Territory by (a) Sales Representatives or (b) advertisements or direct mail pieces.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.50         “Sales Representative” means a McNeil Sales Representative or a Cephalon Sales Representative.  Sales Representatives means McNeil Sales Representatives and Cephalon Sales Representatives.

1.51         “Second Position Detail” means a Detail for the Product in the second position.

1.52         “Target Audience” means for the Product the current prescribing audience for CONCERTA®, including but not limited to the specialties set forth on Schedule 1.52, with authority to prescribe a pharmaceutical product or issue hospital orders for a pharmaceutical product in the United States.

1.53         “Term” means the period of time from the Effective Date through the third anniversary of the First Commercial Sale, provided that the First Commercial Sale occurs on or prior to [**], and provided further that if the First Commercial Sale does not occur on or prior to [**], “Term” means the period from the Effective Date through [**], unless terminated earlier pursuant to the terms of this Agreement.

1.54         “Termination Date” shall have the meaning set forth in Section 10.3.2.

1.55         “Territory” means the United States, its territories and possessions.

1.56         “Third Party” means a Person who is not a Party or an Affiliate of a Party.

1.57         “Upside Sunset Commission Fees” shall have the meaning set forth in Section 5.1.4.

ARTICLE 2
RIGHTS AND OBLIGATIONS

2.1           Grant of Rights.  Subject to the terms of this Agreement, Cephalon grants to McNeil, on an exclusive basis together with Cephalon, the non-sublicensable right to Co-Promote and Detail the Product to the Target Audience in the Territory during the Term.  For the avoidance of doubt, the Parties acknowledge that, in addition to the Target Audience, Cephalon retains the right to Co-Promote and Detail the Product to all other health care professionals (including, without limitation, primary care physicians, neurologists and psychiatrists) to whom the Product may be Detailed in compliance with all applicable Laws. Cephalon shall not enter into any other co-promotion or similar arrangement with a Third Party regarding the Detailing of the Product in the Territory during the Term.

2.2           McNeil Duties and Obligations.

2.2.1        On and as of the First Commercial Sale and thereafter during the Term, McNeil shall use its commercially reasonable efforts to Co-Promote and Detail the Product within the Territory in accordance with the terms of this Agreement, the Plans as directed by the Joint Commercial Committee, the PhRMA Code, the Applicable Commercial Practices Policies and all applicable Laws, including, without limitation, the FD&C Act, the Anti-Kickback Statute and the PDMA.  McNeil shall cause the McNeil Sales Representatives to conduct the total Details required (the “Detail Requirements”) to be performed by the McNeil Sales

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Representatives during the Term as set forth on Schedule 2.2.1.  Notwithstanding anything to the contrary contained in this Agreement, if the FDA or any Federal health authority imposes or requires additional or modified restrictions or safety measures in relation to the use of the Product or with respect to its labeling, including, without limitation, warnings, contraindications or special precautions, which would place the safety profile of the Product at a materially competitive disadvantage when objectively compared with other products in the ADHD market, then the Parties will promptly negotiate in good faith to determine whether a reduction in, or elimination of, the Parties’ Detail Requirements and the Parties’ other obligations under this Agreement is appropriate.

2.2.2        Except as otherwise agreed, McNeil shall be responsible for providing its own management, equipment, automobiles, offices and fixtures, working facilities, and such other facilities and services as may be required for the McNeil Sales Representatives at its own expense.

2.2.3        McNeil shall not make any representation or statement, written or otherwise, concerning prices, terms of delivery, terms of payment or conditions of sale for the Product except and to the extent that the same is authorized by Cephalon.  McNeil shall have no right or authority to make any price guarantees, offer or agree to any discounts and/or accept any orders on Cephalon’s behalf.

2.2.4        McNeil shall be responsible for planning and conducting all training for the McNeil Sales Representatives, subject to timely (i) receipt of all training materials from Cephalon and (ii) training of McNeil’s trainers by Cephalon.  Subject to the timely provision by Cephalon of applicable training and accompanying training materials, McNeil shall be responsible for causing each McNeil Sales Representative to attend and successfully complete a training program with respect to the Promotional Materials regarding the Product provided by Cephalon prior to such McNeil Sales Representative Co-Promoting and Detailing the Product in the Territory.

2.2.5        McNeil shall cause at least [**] McNeil Medical Science Liaisons to [**] with respect to the Product.  The McNeil Medical Science Liaisons shall ensure the appropriate dissemination of information, scientific knowledge and services in a timely and ethical manner.  A member of McNeil’s regulatory and/or medical departments agrees to meet with one or more members of Cephalon’s regulatory and/or medical departments on a quarterly basis to discuss the prior and future activities by the McNeil Medical Science Liaisons related to the Product during the Term.  Continuing medical education activities relating to the Product shall be determined and conducted independently by the CMEGC in the sole discretion of Cephalon.

2.2.6        Promptly after the First Commercial Sale and to the extent that it is legally permitted to do so, McNeil shall use its commercially reasonable efforts to provide Cephalon with an electronic file listing of physician targets, including hospitals, physicians and other prescribers; number of Calls and type of Details (listed by First Position Details and Second Position Details) completed by prescriber on a weekly basis; and such other information as Cephalon may reasonably request.  In addition, McNeil shall provide to Cephalon within [**] an electronic file containing monthly call data including number of Calls and types of Details at an individual prescriber level.  McNeil shall provide to Cephalon, [**], reports of actual aggregate

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Incentive Compensation received by the McNeil Sales Representatives with respect to the Product in form and format agreed to by the Parties.

2.3           Cephalon Duties and Obligations.

2.3.1        Cephalon shall be responsible for timely conducting all training for McNeil’s training managers who will provide the training required pursuant to Section 2.2.4. Cephalon’s training managers shall attend all training programs required pursuant to Section 2.2.4 solely to the extent that such training programs relate to the Product; provided that Cephalon shall fund all travel, lodging and other out-of-pocket costs associated with its training managers attending such training programs.

2.3.2        Cephalon shall be responsible for planning and conducting all training for the Cephalon Sales Representatives.  Cephalon shall be responsible for causing each Cephalon Sales Representative to attend and successfully complete a training program with respect to medical and technical information regarding the Product prior to such Cephalon Sales Representative Co-Promoting and Detailing the Product in the Territory.

2.3.3        On and as of the First Commercial Sale and thereafter during the Term Cephalon will use commercially reasonable efforts to ensure that at least [**] Cephalon Sales Representatives Co-Promote and Detail the Product within the Territory in accordance with the terms of this Agreement, the Plans as directed by the Joint Commercial Committee, the PhRMA Code, the Applicable Commercial Practices Policies and all applicable Laws, including without limitation, the FD&C Act, the Anti-Kickback Statute and the PDMA.  Cephalon shall cause the Cephalon Sales Representative to conduct the Detail Requirements to be performed by the Cephalon Sales Representatives during the Term as set forth on Schedule 2.2.1.

2.3.4        Unless otherwise mutually agreed to by the Parties pursuant to Section 3.5.9, Cephalon shall be responsible for initiating and funding all advisory boards and speaker training programs, market research, clinical studies and collaborative research trials, if any, with respect to the Product.

2.3.5        Cephalon shall use its commercially reasonable efforts to spend not less than [**] percent ([**]%) of the total aggregate amounts set forth in the Marketing Budget and agrees, in any event, not to spend less than $[**] in brand marketing expenses in support of the Product during the First Agreement Year.

2.4           Ownership.  McNeil shall not represent to any Third Party that is has any proprietary or property right or interest in the Product, except for such rights granted to McNeil under this Agreement.

ARTICLE 3
JOINT COMMERCIAL COMMITTEE

3.1           Members; Officers.  Within ten (10) days after the Effective Date, the Parties shall establish a commercialization committee (the “Joint Commercial Committee” or “JCC”), and Cephalon and McNeil shall designate an equal number of representatives, up to a maximum

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

total of [**] members on the JCC.  The Chair of the JCC shall be selected by Cephalon from among Cephalon’s JCC members.  Each of Cephalon and McNeil may replace any or all of its representatives on the JCC at any time upon written notice to the other.  Such representatives shall include individuals who have experience and expertise in pharmaceutical product marketing, sales and regulatory matters.  At least [**] percent ([**]%) of the JCC members from each of the Parties shall hold positions of reasonable seniority in their respective organizations, as reasonably determined by the Party designating its own JCC members.  A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the JCC.  Cephalon and McNeil each may, upon prior written notice to the other Party, invite non-member representatives of such Party to attend meetings of the JCC.  The Chair shall prepare the agenda for each meeting of the JCC (which agenda shall be distributed to the JCC members at least five (5) days, or such shorter period if five (5) days is not practical as may be mutually agreed upon by the Parties from time to time, prior to any scheduled meeting) and shall appoint a secretary of the JCC for such meeting, who shall be a representative of McNeil.

3.2           Quorum; Voting; Decisions.  At each JCC meeting, the presence in person of at least one (1) member designated by each of Cephalon and McNeil shall constitute a quorum.  All decisions of the JCC shall be made by majority vote; provided, that, any member designated by either Cephalon or McNeil shall have the right to cast the votes of any of such Party’s member of the JCC who are absent from the meeting.  Alternatively, the JCC may act by written consent signed by all members designated by each of Cephalon and McNeil.  Whenever any action by the JCC is called for hereunder during a time period in which the JCC is not scheduled to meet, the Chair shall cause the JCC to take the action in the requested time period by calling a special meeting or by circulating a written consent.

3.3           Minutes.  The JCC shall keep minutes of its meetings that record, in reasonable detail, all decisions and all actions recommended or taken.  Drafts of the minutes shall be prepared and circulated to the members of the JCC within a reasonable time after the meeting, and McNeil shall be responsible for the preparation and circulation of draft minutes.  The draft minutes shall be approved, disapproved and revised as necessary at the next JCC meeting.  Upon approval, final minutes of each meeting shall be circulated to the members of the JCC by the Chair.

3.4           Expenses.  Each Party shall bear all expenses of their respective JCC representatives related to their participation on the JCC and attendance at JCC meetings.

3.5           Responsibilities.  The JCC shall perform the following functions with the objective of maximizing Net Sales and profitability of the Product, subject to applicable Laws and the Applicable Commercial Practices Policies:

3.5.1        Discuss the manner in which McNeil Sales Representatives and Cephalon Sales Representatives will Promote and Detail the Product in the ADHD marketplace based on the available information and data regarding the safety and efficacy of the Product;

3.5.2        Coordinate the Co-Promotion and Detailing activities related to the Product of the Cephalon Sales Representatives and McNeil Sales Representatives in the Territory;

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3.5.3        Discuss the state of the markets for the Product in the Territory and opportunities and issues concerning the Co-Promotion and Detailing of the Product in the Territory;

3.5.4        Discuss marketing support for the Product;

3.5.5        Discuss the pricing of the Product in a manner whereby Cephalon agrees to consider in good faith any McNeil suggestions with respect to such matters, but Cephalon retains sole discretion with respect to all final pricing decisions relating to the Product;

3.5.6        Discuss issues raised by Sales Representatives relating to Co-Promotion and Detailing of the Product in the Territory;

3.5.7        Discuss incentive compensation programs for the Sales Representatives;

3.5.8        Discuss the Plans and the Marketing Budget in a manner whereby Cephalon agrees to consider in good faith any McNeil suggestions with respect to such matters, but, subject to Sections 2.3.5, 3.7, 6.4 and 6.6, Cephalon retains final decision-making authority with respect to the Plans and the Marketing Budget;

3.5.9        Discuss [**]; and

3.5.10      Having such other responsibilities as may be mutually agreed upon by the Parties from time to time; provided that the JCC shall not have responsibility for (a) any aspect of the marketing, sale or promotion of CONCERTA®, or (b) with respect to the Product, any interactions with customers concerning rebating or discounting of any type or, subject to Section 3.5.5, other terms or conditions of sale or the development or implementation of strategies for the managed care market.

3.6           Meetings.  Unless otherwise agreed to by the Parties, the JCC shall meet at least [**] during every Calendar Quarter, and more frequently as Cephalon and McNeil mutually deem appropriate, on such dates, and at such places and times, as such Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the JCC within thirty (30) days after the establishment of the JCC.  Meetings of the JCC that are held in person shall alternate between the United States offices of Cephalon and McNeil, or such other nearby place as the Party hosting the meeting may reasonably designate.  The first meeting of the JCC shall be held at Cephalon’s offices.  The members of the JCC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

3.7           Dispute Resolution.  The JCC members shall use reasonable efforts to reach agreement on any and all matters.  In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by the JCC within thirty (30) days after the JCC first meets to consider such matter (each such matter, a “Disputed Matter”), then the Chair of the JCC shall refer such Disputed Matter to the Designated Senior Officers of Cephalon and McNeil, who shall promptly initiate discussions in good faith to resolve such Disputed Matter.  If such Disputed Matter is not resolved by such Designated Senior Officers within thirty (30) days of the

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

date that the matter was referred to such Designated Senior Officers, then the Designated Senior Officer of Cephalon shall have the right to make the final decision on any Disputed Matter relating directly to the Promotion and sale of the Product, but such Designated Senior Officer shall only exercise such right in good faith after full consideration of the positions of both Parties.  Notwithstanding the foregoing, (a) neither Party shall have final decision-making authority regarding the interpretation, or alleged breaches, of this Agreement, including a determination as to whether McNeil or Cephalon has fulfilled its obligations under this Agreement, (b) no decision or action requiring the consent or approval of one Party or both Parties pursuant to the terms of this Agreement shall be taken without the consent or approval of such Party or Parties, (c) the dispute resolution procedure set forth in this Section 3.7 shall not in any way limit either Party’s right to exercise any right of termination it may have under this Agreement and (d) McNeil shall not be required to implement any Plans or other marketing plans, or use any materials or engage in any activity which, in any case, references CONCERTA® or which McNeil reasonably believes to be in violation of any Laws or the Applicable Commercial Practices Policies of McNeil.

ARTICLE 4
CO-PROMOTION AND DETAILING

4.1           Marketing Activities and Expenses for the Product.  Except for the responsibilities set forth in Section 2.2, the Parties acknowledge and agree that McNeil will have no other duties and obligations with respect to the Product, and McNeil will not, without the prior written consent of Cephalon, initiate any advisory boards, speaker training programs or any other programs as part of its services herein where compensation is paid to a healthcare provider, provide any grants, or conduct any market research, in each case, solely with respect to the Product.

4.2           McNeil Sales Representative Requirements.

4.2.1        McNeil represents and warrants to Cephalon that during the Term, McNeil will not knowingly hire or employ an Ineligible Person to Co-Promote and Detail the Product as provided in this Agreement.  For the purposes of this Section 4.2, an “Ineligible Person” means an individual who (x) is currently excluded, debarred, suspended or otherwise ineligible to participate in a federal health care program or in federal procurement or nonprocurement programs, or (y) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.  If McNeil has actual notice that one of the McNeil Sales Representatives has become or is likely to become an Ineligible Person, McNeil will remove such person from any responsibility associated with any Co-Promotion or Detailing of the Product in the Territory or this Agreement.  Subject to applicable Laws, McNeil will promptly provide Cephalon with any data required by Cephalon for the purposes of complying with disclosure, reporting or compliance obligations under federal and state laws relating to reporting obligations for Ineligible Persons.

4.2.2        McNeil will use commercially reasonable efforts to ensure that during the Term (a) there are at least three hundred (300) McNeil Sales Representatives, (b) each of the McNeil Sales Representatives shall have received training and education of a quality substantially similar to that required and provided to the McNeil ADHD Sales Force and (c) the McNeil Sales Representatives, as a whole, shall have on average at least [**] years experience conducting sales responsibilities for ADHD products.

4.3           McNeil Sales Representatives.  For the avoidance of doubt, McNeil Sales Representatives will not be, and will not be considered or deemed to be, employees of Cephalon for any purpose.  Cephalon will not have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the employees of McNeil for any reason.

4.4           Cephalon Benefit Plans.  Subject to Article 10, McNeil Sales Representatives are not eligible to participate in any benefit programs offered by Cephalon to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by Cephalon to its employees.  McNeil acknowledges and agrees that Cephalon does not, and will not, maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of the McNeil’s employees, including, without limitation, McNeil Sales Representatives.

4.5           McNeil Salaries and Wages.  Subject to Article 10, McNeil acknowledges and agrees that it will be solely responsible for paying all salaries, wages, benefits and other compensation which its employees, including without limitation the McNeil Sales Representatives, may be entitled to receive in connection with providing services under this Agreement.  The Parties acknowledge and McNeil agrees that at all times during the Term, the percentage of the Incentive Compensation available to be earned by McNeil Sales Representatives with respect to the Product will be [**] of Incentive Compensation available to be earned by McNeil Sales Representatives with respect to [**].  The Parties acknowledge and agree that the percentage of Incentive Compensation available to be earned by each McNeil Sales Representatives with respect to the Product shall be at least [**] percent ([**]%) of the total Incentive Compensation available to be earned by such McNeil Sales Representatives.  The Parties also acknowledge and agree that the actual percentage of Incentive Compensation earned in the aggregate by the McNeil Sales Representatives with respect to the Product shall be at least [**] percent ([**]%) of the total Incentive Compensation earned by such McNeil Sales Representatives.  In addition, at all times during the Term, Incentive Compensation available to be earned by McNeil Sales Representatives as a percentage of total compensation available to be earned by such McNeil Sales Representatives shall not be less than an amount equal to [**] percent ([**]%); provided, however, that Cephalon acknowledges and agrees that McNeil may at any time in its sole discretion [**] to the extent arising out of [**] where such [**] are applied proportionately to [**].

4.6           Cephalon Sales Meetings.  McNeil Sales Representatives will be invited to attend and participate in all portions of Cephalon sales meetings that pertain to the Product and shall be required to attend the launch sales meeting prior to the First Commercial Sale, which meeting shall be no more than [**] days in duration.  Costs and expenses of the sales meetings shall be borne by Cephalon and costs and expenses of lodging and transportation attributable to individual attendees of McNeil at such sales meetings shall be borne by McNeil.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.7           Non-Compete and Non Solicitation.

4.7.1        McNeil acknowledges and agrees that during the Term, it will not, without the prior written consent of Cephalon, market, sell, offer for sale or import in the Territory any pharmaceutical product that has been approved by the FDA and is indicated in the treatment of ADHD, except for the Product and CONCERTA®.

4.7.2        Cephalon acknowledges and agrees that during the Term, it will not, without the prior written consent of McNeil, market, sell, offer for sale or import in the Territory any pharmaceutical product that has been approved by the FDA and is indicated in the treatment of ADHD, except for the Product.

4.7.3        During the Term, McNeil shall not, directly or indirectly, solicit for employment any Cephalon Sales Representative or Cephalon representative on the JCC, provided that a general solicitation of employment shall not constitute a violation of this Section 4.7.3.

4.7.4        Except as otherwise permitted by Sections 10.3.3 and 10.3.4, during the Term, Cephalon shall not directly or indirectly solicit for employment any McNeil Sales Representative or McNeil representative on the JCC, provided that a general solicitation of employment shall not constitute a violation of this Section 4.7.4.

4.8           Reports and Audit Rights.

4.8.1        McNeil will use its commercially reasonable efforts to keep accurate records in accordance with its customary practices of the number of Calls and type of Details completed solely with respect to the Product and aggregate Incentive Compensation received by the McNeil Sales Representatives during the period for which such Incentive Compensation is paid.  McNeil shall keep such records regarding such McNeil Sales Representatives during the Term and for a period of one (1) year thereafter.

4.8.2        Upon the request of Cephalon upon ten (10) days’ prior notice during normal business hours during the Term and for six (6) months thereafter, McNeil will permit an independent third party selected and engaged by Cephalon who undertakes appropriate confidentiality obligations to McNeil and reasonably acceptable to McNeil to inspect, audit and examine only those McNeil records setting out the number of Calls and type of Details completed by the McNeil Sales Representatives and the aggregate Incentive Compensation paid to the McNeil Sales Representatives; provided, however that such audit may not be performed on behalf of Cephalon more than once per Agreement Year and that Cephalon shall not be permitted to audit the same period of time more than once.  Such third party shall be instructed not to reveal to Cephalon the details of its review, except for (a) such information as is required to be disclosed under this Agreement and (b) such information presented in a summary fashion as is necessary to report such third party’s conclusions to Cephalon, and all such information shall be deemed Confidential Information of McNeil.  Any and all audits undertaken by Cephalon pursuant to this Section 4.8.2 will be performed at the sole and exclusive expense of Cephalon.

4.8.3        Upon the request of McNeil upon ten (10) days’ prior notice during normal business hours during the Term and for six (6) months thereafter, Cephalon will permit an independent third party selected and engaged by McNeil who undertakes appropriate confidentiality obligations to Cephalon and reasonably acceptable to Cephalon to inspect, audit and examine only those Cephalon records setting out the number of Calls and type of Details completed by the Cephalon Sales Representatives; provided, however that such audit may not be performed on behalf of McNeil more than once per Agreement Year and that McNeil shall not be permitted to audit the same period of time more than once.  Such third party shall be instructed not to reveal to McNeil the details of its review, except for (a) such information as is required to be disclosed under this Agreement and (b) such information presented in a summary fashion as is necessary to report such third party’s conclusions to McNeil, and all such information shall be deemed Confidential Information of Cephalon.  Any and all audits undertaken by McNeil pursuant to this Section 4.8.3 will be performed at the sole and exclusive expense of McNeil.

ARTICLE 5
FINANCIAL PROVISIONS

5.1           Payments.

5.1.1        As reimbursement for McNeil’s Detailing and Co-Promotional activities pursuant to this Agreement, Cephalon shall pay to McNeil within thirty (30) days after the end of each Calendar Quarter commencing with the Calendar Quarter in which the First Commercial Sale occurs the following commission fees (“Commission Fees”) calculated as a percentage of the Annual Net Sales during the Term:

Annual Net Sales		Commission Fees
$	[**]	[**]	%

5.1.2        In addition to the Commission Fees, Cephalon shall pay to McNeil the following one- time sales milestones within thirty (30) days after the achievement of each such milestone if such milestones are reached during the Term:

Milestone Event		Milestone Payment
$	[**]	$	[**]

5.1.3        Following the expiration of the Term, provided that the Annual Net Sales during the last Calendar Year of the Term were at least $[**], Cephalon shall pay to McNeil within thirty (30) days after the end of each Calendar Quarter the following commission fees (the “Base Sunset Commission Fees”) based upon the Annual Net Sales of the Product in the Territory during each of such years:

Period	Base Sunset Commission Fees
[**]	[**]	%

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

5.1.4        If, following the expiration of the Term, provided that the Annual Net Sales during the last Calendar Year of the Term were at least $[**], then in lieu of any payment under Section 5.1.3 Cephalon shall pay to McNeil within thirty (30) days after the end of each Calendar Quarter the following commission fees (the “Upside Sunset Commission Fees”) based upon the Annual Net Sales of the Product in the Territory during each of such years:

Period	Upside Sunset Commission Fees
[**]	[**]	%

5.1.5        If during the period that Cephalon is paying McNeil either Base Sunset Commission Fees or the Upside Sunset Commission Fee, McNeil promotes, markets or sells a product for ADHD other than CONCERTA®, then Cephalon’s obligation to pay such fees shall immediately terminate.

5.2           Net Sales Reports.  Within thirty (30) days after the end of each Calendar Quarter after the First Commercial Sale and each calendar quarter during which Base Sunset Fees, Upside Sunset Fees or any other amounts may be payable by Cephalon to McNeil, Cephalon shall submit to McNeil a written report setting forth Net Sales in the Territory with respect to such Calendar Quarter or calendar quarter, as the case may be (each a “Net Sales Report”). In addition, Cephalon shall provide actual gross sales recorded in the Territory from time to time, and, in any event at least on a monthly basis and in such detail and format as Cephalon otherwise prepares.

5.3           GAAP.  All financial terms and standards defined or used in this Agreement for sales or activities occurring in the Territory shall be governed by and determined in accordance with United States generally accepted accounting principles, consistently applied.

5.4           Manner of Payments.  All sums due to McNeil under this Agreement shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account(s) as McNeil shall designate.  Cephalon shall notify McNeil as to the date and amount of any such wire transfer to McNeil at least two (2) business days prior to such transfer.

5.5           Interest on Late Payments.  If Cephalon shall fail to make a timely payment pursuant to this Agreement, any such payment that is not paid on or before the date such payment is due under this Agreement shall bear interest, to the extent permitted by applicable Law, at [**], effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue or, if such rate is not regularly published, as published in such source as the Parties agree.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

5.6           Financial Records; Audits.  Cephalon shall keep, and shall cause its Affiliates and sublicensees to keep, such accurate and complete records of Net Sales in the Territory as are necessary to determine the amounts due to McNeil under this Agreement during the Term and the period during which Base Sunset Fees, Upside Sunset Fees or any other amounts may be payable by Cephalon to McNeil and for a period of one (1) year thereafter.  During normal business hours and with not less than [**] advance written notice to Cephalon, such records shall be made available for inspection, review and audit, at the request and expense of McNeil, by an independent certified public accountant appointed by McNeil and reasonably acceptable to Cephalon for the sole purpose of verifying the accuracy of Cephalon’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however that such audits may not be performed by McNeil more than once per Calendar Year and that McNeil shall not be permitted to audit the same period of time more than once.  Such accountants shall be instructed not to reveal to McNeil the details of its review, except for (a) such information as is required to be disclosed under this Agreement and (b) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to McNeil, and all such information shall be deemed Confidential Information of Cephalon.  All costs and expenses incurred in connection with performing any such audit shall be paid by McNeil unless the audit discloses at least a [**] percent ([**]%) shortfall in the amounts due to McNeil, in which case Cephalon will bear the full cost of the audit for such Calendar Year.  McNeil will be entitled to recover any shortfall in payments due to it as determined by such audit, plus interest thereon calculated in accordance with Section 5.5.

ARTICLE 6
PROMOTIONAL MATERIALS

6.1           Ownership of Promotional Materials.  Cephalon will own all right, title and interest in and to all Promotional Materials during and after the Term, including, without limitation, any related copyrights and trademarks related to the Product.  Subject to Section 6.6 and the approval of the JCC, Promotional Materials used during the Term shall bear the names and logos of both Cephalon and McNeil giving equal positioning to both names and logos.  Notwithstanding anything in this Agreement to the contrary, if the Parties are unable to agree on any matters related to the use of the Promotional Materials and the Promotional Materials include the McNeil name or logo, then Cephalon shall, during any period when a dispute or disagreement relating to the Promotional Materials is ongoing, include only the Cephalon name and logo in the Promotional Materials and both Cephalon and McNeil shall use such Promotional Materials; provided that McNeil shall not be required to use such Promotional Materials if such Promotional Materials reference CONCERTA® or McNeil reasonably believes that such Promotional Materials violate any Law or conflict with McNeil’s Applicable Commercial Practices Policies.

6.2           Content, Quantity Compliance with Laws and Distribution of Promotional Materials.  The determination of the content of the Promotional Materials related to the Product shall be the responsibility of Cephalon; provided, however, that the Promotional Materials may not reference CONCERTA®.  All Promotional Materials shall comply with all applicable Laws.  The quantity and method of distribution of the Promotional Materials in the Territory for the McNeil Sales Representatives shall be equivalent to that for the Cephalon Sales Representatives.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.3           Payment for Promotional Materials.  Cephalon shall make available to McNeil all Promotional Materials and McNeil will purchase such Promotional Materials at Cephalon’s cost.  McNeil shall distribute such Promotional Materials at McNeil’s cost.  McNeil will store and subsequently distribute such Promotional Materials to the McNeil Sales Representatives, at its own cost, which will, in no event exceed an amount equal to $[**] per Agreement Year. Each Party will be responsible for managing the Promotional Materials usage and inventory levels with respect to its own Sales Representatives.  Subject to Section 6.6, all copyright, trademark and other intellectual property rights included in the Promotional Materials will inure to the benefit of Cephalon and will remain owned by and vested in Cephalon upon termination of this Agreement for any reason. Each Party will ensure that its Sales Representatives and other employees and contractors utilize and handle all Promotional Materials in compliance with the terms and conditions of this Agreement.  Unless and until Promotional Materials are approved by Cephalon for publication or other general dissemination, McNeil shall maintain them as Confidential Information.

6.4           Review of Promotional Materials in the Territory.  Cephalon shall provide to McNeil copies of all Promotional Materials in the Territory that Cephalon desires to be used by either Party in connection with this Agreement or Detailing activities related to the Product during the Term.  If the Promotional Materials reference CONCERTA® or McNeil believes that the Promotional Materials violate any Law or conflict with McNeil’s Applicable Commercial Practices Policies, McNeil shall promptly refer such matter to the PRC.  McNeil may appoint up to [**] representatives to attend meetings of the PRC relating to the Product.  Cephalon agrees to provide to McNeil sufficient advance notice, which shall be not less than five (5) business days’ notice of any PRC meeting and to include with such notice the Promotional Materials being discussed at such PRC meeting. While the PRC shall consider in good faith any suggestions from the McNeil representative(s), subject to the last proviso hereof, any and all final decisions of the PRC shall be decided in the sole discretion of Cephalon; provided, however, that if such matter is not resolved by the PRC to McNeil’s satisfaction within ten (10) business days after such referral, McNeil shall not be required to use any such Promotional Materials if such Promotional Materials reference CONCERTA® or McNeil reasonably believes that such Promotional Materials violate any Law or conflict with McNeil’s Applicable Commercial Practices Policies and such non-use by McNeil shall not itself give rise to a breach of Section 12.2 by either Party under this Agreement.

6.5           Discontinued Use.  Promptly after the termination or expiration of this Agreement, McNeil shall (a) immediately cease use of all Promotional Materials relating to the Product and (b) use its commercially reasonable efforts to return, or otherwise dispose of in accordance with instructions from Cephalon, all Promotional Materials relating to the Product that remain in McNeil’s or its Affiliates’ possession or control; provided however that McNeil shall be entitled to retain one copy of such Promotional Materials in its legal records.

6.6           Use of McNeil Name.  McNeil will own all right, title and interest in and to the McNeil name and logo during and after the Term. McNeil hereby agrees to permit Cephalon to use the McNeil name and logo in the Territory during the Term solely on Promotional Materials that have been approved in writing by McNeil.  McNeil shall review and notify Cephalon of McNeil’s approval or reasons for non-approval of the use of the McNeil name and logo in such

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Promotional Materials within five (5) days of receipt of such Promotional Materials from Cephalon.  All rights not expressly granted in the McNeil name and logo are reserved by McNeil and Cephalon acknowledges that nothing in this Agreement shall give it any right, title or interest in the McNeil name and logo other than the permission granted herein.

ARTICLE 7
INFORMATION CONCERNING THE PRODUCT

7.1           Statements Consistent with Labeling.  Neither Party shall make, nor permit its Sales Representatives to make, any promotional statement, representation or warranty, oral or written, concerning Products inconsistent with, or contrary to, the approved Product labeling or Promotional Materials.  Each Party shall ensure that its Sales Representatives Detail the Product in a fair and balanced manner in the Territory and consistent with the requirements of the FD&C Act, including, but not limited to, the regulations at 21 C.F.R. § 202 in the Territory.

7.2           Medical Inquiries.  Cephalon shall identify to McNeil the Person or Persons to whom McNeil and its Affiliates shall refer all medical questions or inquiries from members of the medical and paramedical professions and consumers regarding the Product in the Territory that McNeil and its Affiliates cannot readily answer by reference to the Product literature.  McNeil shall use its commercially reasonable efforts to refer, and to cause its Affiliates to refer, all such medical questions or inquiries to such identified Person or Persons.

7.3           Standard Operating Procedures.  Prior to the McNeil Sales Representatives being deployed to Co-Promote the Product, Cephalon shall provide to McNeil for its review and approval, such approval not to be unreasonably withheld or denied, a set of Cephalon’s standard operating procedures for responding promptly to medical questions or inquiries and product complaints in the Territory from members of the medical and paramedical professions and consumers relating to the Product.  McNeil shall cause the McNeil Sales Representatives to comply with any Cephalon standard operating procedures regarding how to respond to medical questions or inquiries and Product complaints in the Territory.  In addition, Cephalon shall train the McNeil Sales Representatives on how to respond to such questions or inquiries sufficiently in advance of receipt of such inquiries by the McNeil Sales Representatives and such training shall be consistent with applicable Laws.

7.4           Exchange of Drug Safety Information.  Cephalon shall have the sole responsibility for investigating and reporting to Governmental Authorities all Adverse Drug Experiences for the Product in accordance with Law.  McNeil shall have the responsibility for promptly forwarding to Cephalon, as reasonably instructed by Cephalon, any and all reports received by McNeil of Adverse Drug Experience of the Product, which reports shall be investigated by Cephalon.  Cephalon shall ensure that, in the Co-Promotion and Detailing of the Product, it will record, investigate, summarize, notify, report and review all Adverse Drug Experiences in accordance with Law.  Each Party shall require that such Affiliates (a) adhere to all requirements of applicable Laws which relate to the reporting and investigation of Adverse Drug Experiences by such Party, and (b) keep the Parties informed of such events, in each case with respect to the Product.

7.5           Recalls Or Other Corrective Action.  Cephalon shall promptly notify McNeil of any material actions to be taken by Cephalon with respect to any recall or market withdrawal or other corrective action related to the Product in the Territory, which decision to recall, withdraw or take any other corrective action relating to the Product in the Territory shall be made by Cephalon in its sole discretion and at Cephalon’s sole cost and expense.

7.6           Events Affecting Integrity or Reputation.  During the Term, the Parties shall notify each other immediately of any circumstances of which they are aware and which could impair the integrity and reputation of the Product or if a Party is threatened by the unlawful activity of any Third Party in relation to the Product, which circumstances shall include, by way of illustration, deliberate tampering with or contamination of the Product by any Third Party as a means of extorting payment from the Parties or another Third Party.  In any such circumstances, the Parties shall use commercially reasonable efforts to limit any damage to the Parties and/or to the Product with the understanding that the health and welfare of patients is of foremost importance.  The Parties shall promptly call a meeting to discuss and resolve such circumstances.

ARTICLE 8
ORDERS; SUPPLY AND RETURNS; REGULATORY

8.1           Orders and Terms of Sale.  Cephalon shall have the sole right in the Territory to (a) receive, accept and fill orders for the Product, (b) control pricing, invoicing, order processing and collection of accounts receivable for the sales of the Product and (c) record the sales of the Product in its books of account.

8.2           Misdirected Orders.  If, for any reason, McNeil receives orders for the Product, McNeil shall forward such orders to Cephalon (or if directed by Cephalon to Cephalon’s wholesalers) as soon as practical.

8.3           Product Returns.  Except as provided below, if any quantities of the Product are returned to McNeil, McNeil shall promptly notify Cephalon and ship them to the facility and in a manner designated by Cephalon, with any reasonable or authorized shipping or other documented direct cost to be paid by Cephalon upon receipt of an invoice from McNeil, or at Cephalon’s request, McNeil shall destroy the Product, the cost of such destruction to be borne by Cephalon.  McNeil, at its option, may advise the customer who made the return that the Product should have been returned to Cephalon, but shall take no other steps in respect of any return without the consent of Cephalon, such consent not to be unreasonably withheld, refused, conditioned or delayed.  In the event the Product is returned as a result of McNeil’s breach of this Agreement, or otherwise as a result of McNeil’s gross negligence, then any costs associated with such destruction shall be the sole responsibility of McNeil.

8.4           Regulatory.

8.4.1        Approvals.  Cephalon shall have exclusive authority to obtain, maintain and seek revisions of Marketing Authorization for the Product.  Cephalon shall be solely responsible for communications with the FDA regarding the Product, including but not limited to, reporting on Adverse Drug Experiences and complaints, provided that McNeil may communicate with FDA with respect to the Product where McNeil’s failure to so communicate would violate applicable Law and provided further that McNeil shall use reasonable efforts to share in advance any such communications with Cephalon.  It shall be the obligation of Cephalon to ensure that the incidence, severity and/or nature of Adverse Drug Experiences are accurately reflected in the package inserts for the Product to the extent required under, and in accordance with, applicable Laws.

8.4.2        Provision of Reports to McNeil.  Cephalon shall provide McNeil with copies of: (a) the periodic Adverse Drug Experience reports submitted to any Governmental Authorities in the Territory regarding Product, within ten (10) days of submission to any Governmental Authorities in the Territory; and (b) all annual reports submitted by Cephalon to Governmental Authorities in the Territory redacted to include information only regarding the Product.

8.4.3        Actions by Governmental Authorities.  Cephalon shall promptly notify McNeil of any inspections, proposed regulatory actions, investigations or requests, and any corrective actions initiated by Cephalon with any Governmental Authorities in the Territory, in each case relating to the Product, and Cephalon shall provide McNeil with copies of all relevant documentation relating to the foregoing.

ARTICLE 9
CONFIDENTIAL INFORMATION

9.1           Confidential Information.  Each of Cephalon and McNeil shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information.  Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its agents who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement.  A Receiving Party shall advise any agent who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure that all such agents comply with such obligations as if they had been a Party hereto.  Upon termination of this Agreement, the Receiving Party shall use its commercially reasonable efforts to return or destroy, at the Receiving Party’s option, all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the Receiving Party’s or its agents’ possession, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 9.  Notwithstanding anything to the contrary in this Agreement, the Receiving Party shall have the right to disclose any Confidential Information provided hereunder if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is necessary to comply with the terms of this Agreement, or the requirements of any Law.  Where possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of Confidential Information pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information.

9.2           Permitted Disclosure and Use.  Notwithstanding Section 9.1, a Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) enforce the provisions of this Agreement; or (b) comply with Laws.  If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 9.2, such Party shall give reasonable advance notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information.

9.3           Public Announcements.  Except as may be expressly required by applicable Laws, neither Party will make any public announcement of any information regarding this Agreement or the Product under this Agreement without the prior written approval of the other Party.  Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with the preceding sentence, either Party may make a subsequent public disclosure of the contents of such statement solely to the extent such disclosure is required by applicable Laws following advance written notice to the other Party.

9.4           Confidentiality of this Agreement.  The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 9.

9.5           Survival.  The obligations and prohibitions contained in this Article 9 shall survive the expiration or termination of this Agreement for a period of [**].

ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1         Mutual Representations and Warranties.  McNeil and Cephalon each represents and warrants to the other as of the Effective Date that:

10.1.1      Such Party (a) is a company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation; (b) is duly qualified as a corporation and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; (c) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (d) has or will obtain all necessary licenses, permits, consents, or approvals from or by, and has made or will make all necessary notices to, all Governmental Authorities having jurisdiction over such Party, to the extent required for the ownership and operation of its business, where the failure to obtain such licenses, permits, consents or approvals, or to make such notices, would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; and (e) is in compliance with its charter documents;

10.1.2      The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder (a) are within the corporate power of such Party; (b) have been duly authorized by all necessary or proper corporate action; (c) do not conflict with any provision of the charter documents of such Party;

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d) will not, to the best of such Party’s knowledge, violate any law or regulation or any order or decree of any court of governmental instrumentality; and (e) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, license, agreement, or other instrument to which such Party is a party, or by which such Party or any of its property is bound, which violation would have a material adverse effect on its financial condition or on its ability to perform its obligations hereunder; and

10.1.3      This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other Laws affecting creditors’ rights generally, or by the availability of equitable remedies.

10.2         Additional Cephalon Representations, Warranties and Covenants.

Cephalon represents, warrants and covenants to McNeil as follows:

10.2.1      that as of the Effective Date the manufacture, use, importation, offer for sale or sale of the Product, and the creation, use and dissemination of Promotional Materials as contemplated hereunder does not infringe, and will not infringe, any Third Party intellectual property right in the Territory;

10.2.2      that with respect to all regulatory filings to obtain the Marketing Authorization, the data and information in Cephalon’s submissions are and shall be free from fraud or material falsity, that the Marketing Authorization has not been and will not be obtained either through bribery or the payment of illegal gratuities, that the data and information in Cephalon’s submissions (and provided to McNeil in connection with its evaluation of the Product) are and shall be accurate and reliable for purposes of supporting approval of the submissions, and that the Marketing Authorization shall be obtained without illegal or unethical behavior of any kind;

10.2.3      that Cephalon solely owns all right, title and interest in the Product, the Cephalon patents and the Cephalon trademark with respect to the Product and has not granted any right to a Third Party that is in conflict with the rights granted hereunder;

10.2.4      that Cephalon has not received written notice from a Third Party claiming that a patent owned by such Third Party would be infringed by the manufacture, use, sale, offer for sale or import of the Product in the Territory, and no Third Party has threatened in writing to make any such claim;

10.2.5      that regulatory filings seeking Marketing Authorization have been accepted by the FDA;

10.2.6      that the Product labeling and the related Promotional Materials and training materials provided to McNeil by Cephalon shall conform to the FDA approved labeling for the Product and will comply with all applicable Laws; and

10.2.7      that Cephalon shall manufacture the Product in accordance with the provisions of the FD&C Act and the FDA’s Current Good Manufacturing Practices and regulations promulgated thereunder, relating to the manufacture of pharmaceutical products.

10.3         Covenants.

10.3.1      Each Party hereby covenants and agrees during the Term that it shall carry out the Co-Promotion and Detailing of the Product and its other obligations or activities hereunder in accordance with (a) the terms of this Agreement and (b) all applicable Laws.

10.3.2      If Lost CONCERTA® Market Exclusivity occurs during the Term, then the Parties shall meet immediately thereafter but in no event later than [**] following Lost CONCERTA® Market Exclusivity, and one of the following consequences shall apply: (a) within [**] after Lost CONCERTA® Market Exclusivity, the Parties may mutually agree to terminate this Agreement on a date that is at least [**] following the date of such mutual agreement (the “Termination Date”), in which case the consequences set forth in Sections 10.3.4(a) and 10.3.5 shall apply or (b) if the Parties do not mutually agree to so terminate this Agreement pursuant to Section 10.3.2(a), then unless and until McNeil terminates this Agreement pursuant to Section 10.3.3, the Parties shall continue this Agreement and [**] percent ([**]%) of the Details by the McNeil Sales Representatives shall be First Position Details until the effective date of the termination or expiration of this Agreement, provided that, notwithstanding anything to the contrary set forth in Section 10.3.2(b), there shall be no decrease in the number of total Details or total PDEs in the first Agreement Year as set forth on Schedule 2.2.1.  If McNeil terminates this Agreement pursuant to Section 10.3.3, then the consequences set forth in Sections 10.3.4(b) and 10.3.5 shall apply.

10.3.3      If Lost CONCERTA® Market Exclusivity occurs during the Term and the Parties do not terminate this Agreement pursuant to Section 10.3.2(a), then McNeil may, at its option, at any time following Lost CONCERTA® Market Exclusivity, terminate this Agreement in accordance with the provisions of this Section 10.3.3.  Except as set forth in the next sentence, McNeil may only terminate this Agreement pursuant to this Section 10.3.3 effective on or after a date that is six (6) months following the First Commercial Sale by providing to Cephalon at least ninety (90) days’ advance written notice of termination prior to the effective date of termination, in which case the consequences set forth in Sections 10.3.4(b) and 10.3.5 shall apply.  If Lost CONCERTA® Market Exclusivity occurs prior to the First Commercial Sale, McNeil may terminate this Agreement at its option by providing at least ninety (90) days’ advance written notice of termination to Cephalon where such termination will become effective on or after a date that is the later of (a) the four-month anniversary of Lost CONCERTA® Market Exclusivity and (b) April 30, 2006; provided that if the First Commercial Sale occurs before such effective date of termination, McNeil may only terminate this Agreement pursuant to this Section 10.3.3 where such termination will become effective on or after a date that is at least six (6) months following the First Commercial Sale.  The applicable effective date of termination of the Agreement under this Section 10.3.3 shall be referred to as the “McNeil Termination Date.”

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

10.3.4

(a) If the Parties mutually agree to terminate this Agreement pursuant to Section 10.3.2(a), then Cephalon shall within [**] of receipt of notice of termination make offers of employment to all of the McNeil Sales Representatives.  The term of any such offers shall be at least substantially comparable to the then terms of employment of the McNeil Sales Representatives as to job description, base salary and incentive compensation.  Such offers shall include an agreement by Cephalon that if any McNeil Sales Representative accepts employment with Cephalon, and Cephalon within [**] following such acceptance, severs employment with such Sales Representative, Cephalon will pay such Sales Representative severance that is at least equal to the severance which such Sales Representatives would have been entitled to receive in the event that McNeil had terminated such employment based on combined service with McNeil and with Cephalon.  McNeil shall fully cooperate to assist Cephalon in its efforts to hire the McNeil Sales Representatives. McNeil and McNeil’s Affiliates will not offer positions of employment to any of the McNeil Sales Representatives prior to the Termination Date. In addition, for a period of [**] following the Termination Date, McNeil and McNeil’s Affiliates will not offer positions of employment to any of the McNeil Sales Representatives who have accepted positions of employment with Cephalon.  If Lost CONCERTA® Market Exclusivity occurs after the First Commercial Sale of the Product, and at least [**] percent ([**]%) of the McNeil Sales Representatives accept positions with Cephalon within thirty (30) days following receipt of Cephalon’s offer of employment, Cephalon shall pay to McNeil within sixty (60) days after the end of each Calendar Quarter during the [**] following the Termination Date a [**] percent ([**]%) commission fee calculated as a percentage of the Annual Net Sales during such [**] year period.

(b)  If McNeil voluntarily terminates this Agreement pursuant to Section 10.3.3, then Cephalon may, within [**] of receipt of notice of termination make offers of employment to such McNeil Sales Representatives as it deems appropriate, in its sole discretion.  The term of any such offers shall be at least substantially comparable to the then terms of employment of the McNeil Sales Representatives as to job description, base salary and incentive compensation.  Such offers shall include an agreement by Cephalon that if any McNeil Sales Representative accepts employment with Cephalon, and Cephalon within [**] following such acceptance, severs employment with such Sales Representative, Cephalon will pay such Sales Representative severance that is at least equal to the severance which such Sales Representatives would have been entitled to receive in the event that McNeil had terminated such employment based on combined service with McNeil and with Cephalon.  McNeil shall fully cooperate to assist Cephalon in its efforts to hire the McNeil Sales Representatives. McNeil and McNeil’s Affiliates will not offer positions of employment to any of the McNeil Sales Representatives prior to the McNeil Termination Date; provided that in the event that Cephalon has notified any McNeil Sales Representative that Cephalon will not be offering such McNeil Sales Representative an offer of employment, McNeil and its Affiliates may thereafter offer positions of employment to any such McNeil Sales Representative. In addition, for a period of [**] following the McNeil Termination Date, McNeil and McNeil’s Affiliates will not offer positions of employment to any of the McNeil Sales Representatives who have accepted positions of employment with Cephalon.

10.3.5      Each McNeil Sales Representative who accepts an employment offer with Cephalon (each a “Continuing Product Employee”) shall be covered under the employee benefit

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

plans of Cephalon available to other employees of Cephalon who are employed in similar categories of employment.  Cephalon shall offer each McNeil Sales Representative the opportunity, as of the Termination Date or the McNeil Termination Date, as the case may be, to participate in all of Cephalon’s employee benefit plans for which each such person would be eligible under the guidelines for such plans.  Within the 30 day period after the date of this Agreement, Cephalon shall provide to McNeil summaries of the material terms and conditions of and guidelines for employee benefit plans (including, but not limited to, medical and dental insurance plans, life insurance plan, 401(k) savings plan, short-term and long-term disability plans, vacation plan and severance or termination plan).  For vesting and eligibility purposes under all of Cephalon’s employee benefit plans, all Continuing Product Employees shall be given full credit for all service with McNeil, McNeil’s Affiliates or McNeil’s former Affiliates.  In addition to such recognition of all such prior service for purposes of vesting and eligibility, all Continuing Product Employees shall be given credit for such prior service for purposes of (i) accrual of severance benefits and (ii) accrual of vacation benefits.  Schedule 10.3.5 hereto lists all periods of service of each McNeil Sales Representative with McNeil, McNeil’s Affiliates or McNeil’s former Affiliates, and Cephalon shall be entitled to rely on such Schedule 10.3.5 for the purposes of determining periods of prior service under this Section.  Cephalon agrees that in complying with the benefit requirements set forth in this Article 10, no pre-existing medical condition of any Continuing Product Employee or his or her eligible dependents shall cause Cephalon to deny, delay or otherwise alter coverage under Cephalon benefit plans to any such person.  At the commencement of employment with Cephalon, each Continuing Product Employee shall be entitled to vacation in accordance with the current Cephalon vacation policy.  The Continuing Product Employee shall be given credit for years of service at McNeil, McNeil’s Affiliates or McNeil’s former Affiliates in determining the amount of vacation he/she is entitled to under the current Cephalon vacation policy.  McNeil agrees to pay each Continuing Product Employee for all accrued and unused vacation through the Termination Date or the McNeil Termination Date, as the case may be, and each Continuing Product Employee shall have the right to take such vacation with Cephalon, without pay.

ARTICLE 11
INDEMNIFICATION

11.1         Indemnification by Cephalon.  Cephalon shall defend, indemnify and hold harmless McNeil and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) Cephalon’s gross negligence or willful misconduct in performing any of its obligations under this Agreement, (b) a breach of, or inaccuracy in, any of the representations, warranties, covenants or agreements made by Cephalon under this Agreement, or (c) the distribution, manufacture, importation, promotion, marketing, use or sale of the Product, including without limitation, Claims involving any actual or alleged infringement of any intellectual property rights or misappropriation of any trade secrets of any Third Party and product liability Claims; provided, however, that in all cases referred to in this Section 11.1, Cephalon shall not be liable to indemnify McNeil for any Losses of McNeil to the extent that such Losses of McNeil were caused by (x) the gross negligence or willful misconduct of McNeil or (y) any breach by McNeil of its representations, warranties, covenants or agreements hereunder.

11.2         Indemnification by McNeil.  McNeil shall defend, indemnify and hold harmless Cephalon and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) McNeil’s gross negligence or willful misconduct in performing any of its obligations under this Agreement, or (b) a breach of, or inaccuracy in, any of the representations, warranties, covenants or agreements made by McNeil under this Agreement; provided, however, that in all cases referred to in this Section 11.2, McNeil shall not be liable to indemnify Cephalon for any Losses of Cephalon to the extent that such Losses of Cephalon were caused by (x) the gross negligence or willful misconduct of Cephalon or (y) any breach by Cephalon of its representations, warranties, covenants or agreements hereunder.

11.3         Procedure for Indemnification.

11.3.1      Notice.  Each Party will promptly notify the other Party in writing if it receives a Claim by any Third Party (a “Third Party Claim”) for which indemnification may be sought by that Party and will give such information with respect thereto as the other Party shall reasonably request.  If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Section 11.1 or 11.2, as the case may be (the “Indemnified Party”), the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) in writing and, to the extent consistent with Applicable Laws, the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding.

11.3.2      Defense of Claim.  The Indemnifying Party may, to the extent permitted by applicable Law, elect to control the defense of a Third Party Claim; provided that (i) the Indemnifying Party gives notice to the Indemnified Party of its intention to do so within thirty (30) days after the receipt of the written notice from the Indemnified Party of the indemnifiable Third Party Claim, (ii) the Indemnifying Party expressly agrees the Indemnifying Party shall be responsible for satisfying and discharging any award made to the Third Party as a result of such proceedings or settlement amount agreed with the Third Party in respect of the Third Party Claim, (iii) the Indemnifying Party can demonstrate that it has adequate insurance or other financial means to satisfy the Third Party Claim and (iv) only monetary damages, and not, injunctive relief, are sought by such Third Party Claim (collectively, the “Litigation Condition”).  Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but, to the extent the Litigation Condition is satisfied, the fees and expenses of such counsel shall be at the expense of the Indemnified Party, and otherwise such fees and expenses shall be at the expense of the Indemnifying Party.  The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such claim that is being managed and/or controlled by the Indemnifying Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding and does not include any injunctive relief against the Indemnified Party.  If the Litigation Condition is not met, then neither Party shall have the right to control the defense of such Third Party Claim and the Parties shall reasonably cooperate in and be consulted on the material aspects of such defense at the Indemnifying Party’s expense.

11.4         Assumption of Defense.  An Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 11.4, in which case the Indemnifying Party shall be relieved of liability under Section 11.1 or 11.2, as applicable, solely for such Third Party Claim and related Losses.

11.5         Insurance.

11.5.1      During the Term and for a period of [**] after the termination or expiration of this Agreement, Cephalon shall obtain and/or maintain at its sole cost and expense, liability insurance (including product liability insurance, workers compensation, general liability, automobile liability, and advertising liability insurance), which may be through self-insured arrangements, in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of Cephalon.  Such liability insurance or self-insured arrangements shall insure against bodily injury, physical injury or property damage arising out of the manufacture, sale, storage, promotion, distribution, or marketing of the Product.  Cephalon shall provide written proof of the existence of such insurance to McNeil upon request.

11.5.2      During the Term, McNeil will obtain and maintain workers compensation, general liability, automobile liability, and advertising liability insurance (including any self-insured arrangements) in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of McNeil.

11.6         Waivers.  EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER PARTY. EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER PARTY.  THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE 11.

ARTICLE 12
TERM AND TERMINATION

12.1         Term.  Unless otherwise mutually agreed to by the Parties, this Agreement shall commence on the Effective Date and shall continue for the Term, unless terminated sooner as permitted hereunder.  The Term may be extended for additional one (1) year periods upon mutual written agreement of the Parties.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

12.2         Termination for Breach.  Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have breached or defaulted in the performance of any of its material obligations.  The Breaching Party shall, if such breach can be cured, have sixty (60) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default (or, if such default cannot be cured within such 60-day period, the Breaching Party must commence and diligently continue actions to cure such default during such 60-day period).  Any such termination shall become effective at the end of such 60-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period (or, if such default is capable of being cured but cannot be cured within such 60-day period, the Breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within one hundred twenty (120) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default). Notwithstanding the foregoing, breaches related to the failure to timely pay amounts due hereunder, must be cured by the Breaching Party within ten (10) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default, and if such default is not timely remedied, the Breaching Party may at any time thereafter while such default remains, at its election, terminate this Agreement.

12.3         Termination for Bankruptcy.  Either Party shall have the right to terminate this Agreement effective upon written notice to the other Party in the event the non-notifying party becomes insolvent or makes an assignment for the benefit of creditors, or in the event bankruptcy or insolvency proceedings are instituted against the non-notifying party or on the non-notifying party’s behalf.

12.4         McNeil Termination for Other Reason.  McNeil shall have the right to terminate this Agreement upon written notice to Cephalon in the event that the FDA determines that the Product is unreasonably unsafe, dangerous, or ineffective or the Product is withdrawn from the market in the Territory.

12.5         Effects of Expiration or Termination of this Agreement.  Upon the expiration or termination of this Agreement, the following shall occur:

12.5.1      Return of Materials.  McNeil shall promptly transfer to Cephalon, at Cephalon’s cost, copies of all data, reports, records and materials for the Territory in its possession or control that relate to the Product and return to Cephalon, or destroy at Cephalon’s request, all relevant records and materials in McNeil’s possession or control containing Confidential Information of Cephalon (provided that McNeil may keep one copy of such Confidential Information of Cephalon for archival purposes only).

12.5.2      Return of McNeil Confidential Information.  Cephalon shall promptly return to McNeil, at McNeil’s cost, or destroy at McNeil’s request all relevant records and materials in Cephalon’s possession or control containing Confidential Information of McNeil (provided that Cephalon may keep one copy of such Confidential Information of McNeil for archival purposes only).

12.5.3      Termination of Rights.  All rights granted by Cephalon to McNeil with respect to the Product under this Agreement shall be terminated.

12.5.4      Accrued Rights; Surviving Obligations.  Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration.  Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination, relinquishment or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration.

ARTICLE 13
MISCELLANEOUS

13.1         Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement.  Subject to Article 10, neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee.  No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, McNeil’s legal relationship under this Agreement to Cephalon shall be that of independent contractor.  This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

13.2         Registration and Filing of this Agreement.  To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the U.S. Securities and Exchange Commission, in accordance with Law, such Party shall inform the other Party thereof.  Should both Parties jointly agree that either Party is required to submit or obtain any such filing, registration or notification, the Parties shall reasonably cooperate with one another, and all out-of-pocket expenses incurred by the Parties in connection with such filing, registration or notification shall be borne by the Party making such filing, registration or notification.  In such filing, registration or notification, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Law.  The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.

13.3         Force Majeure.  The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder (other than the obligation to pay money to the other Party hereunder) which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided (each, a “Force Majeure Event”), including, but not limited to, an injunction, order or action by a Governmental Authority, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or change in law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of the Force Majeure Event.  The Party prevented from performing its obligations or duties because of a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof.  The Party so affected shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable.  Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence.  The Party subject to the Force Majeure Event shall not be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 13.3.

13.4         Governing Law.  This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

13.5         Dispute Resolution; Arbitration.

13.5.1      Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, other than Disputed Matters relating directly to the Promotion and sale of the Product which shall be resolved in accordance with Section 3.7, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the International Institute for Conflict Prevention and Resolution for Non-Administered Arbitration (available at http://www.cpradr.org), or successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control.  The arbitration will be held in Philadelphia, Pennsylvania.

13.5.2      The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction.  In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be impartial and independent of the parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at http://www.adr.org/EthicsAndStandards).

13.5.3      The parties agree to cooperate (a) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (b) to meet with the arbitrator(s) within forty-five (45) days of selection and (c) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within sixty (60) days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearings.

13.5.4      In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than twenty-five (25) proposed arbitrators (fifteen (15) if a single arbitrator is to be selected) having the credentials referenced above.  Within twenty-five (25) days of receiving such list, the parties shall rank at least sixty-five percent (65%) of the proposed arbitrators on the initial CPR list, after exercising cause challenges.  The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each.  The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.  In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

13.5.5      In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in Section 13.5.3, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the Section 13.5.3 schedule.  The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the Section 13.5.3 schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.

13.5.6      The arbitrator(s) must render their award by application of the substantive law of Delaware and are not free to apply “amiable compositeur” or “natural justice and equity.”  The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefore stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.  To the extent possible, the arbitration hearings and award will be maintained in confidence.

13.5.7      In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven (7) working days, pursuant to the selection procedures specified in Section 13.5.4. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can.  No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five days following oral argument as provided in Section 13.5.8.  Any such review must be initiated within thirty (30) days following the rendering of the award referenced in Section 13.5.6.

13.5.8      The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings.  The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties.  The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing party must submit its responsive brief within one hundred ten (110) days of that date.  Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument.  That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

13.5.9      The parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

13.5.10    Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

13.5.11    EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

13.5.12    EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

13.6         Assignment.  This Agreement may not be assigned by either Party without the prior consent of the other Party; provided, however that either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party remains liable for the performance of this Agreement by such Affiliate; and provided further that either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party whether by merger, sale of stock, sale of assets or other similar transaction.  This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

13.7         Notices.  All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

McNeil:	McNeil Consumer & Specialty
Pharmaceuticals, a Division of
McNeil-PPC, Inc.
7050 Camp Hill Road
Fort Washington, Pennsylvania 19034
Facsimile: 215-273-4124
Attn: President

With a copy to:	Office of General Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attn: Thomas J. Spellman III, Esq.
Facsimile: 732-524-2788

Cephalon:	Cephalon, Inc.
41 Moores Road
Frazer, Pennsylvania 19355
Attn: Company Secretary
Facsimile: 610-738-6258

With a copy to:	Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103
Attn: James A. Lebovitz, Esq.
Facsimile: 215-655-2510

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor.  All notices shall be deemed effective upon receipt by the addressee.

13.8         Severability.  In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement.  Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable Law.

13.9         Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

13.10       Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

13.11       Entire Agreement.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements and understandings between the Parties, whether written or oral.  This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of McNeil and Cephalon.

13.12       No License.  Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of any Product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

13.13       Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto.  No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

13.14       Counterparts.  This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, McNeil and Cephalon, by their duly authorized officers, have executed this Agreement as of the Effective Date.

McNEIL-PPC, INC.

BY AND THROUGH ITS DIVISION,
McNEIL CONSUMER & SPECIALTY
PHARMACEUTICALS
CEPHALON, INC.

By:	/s/ Colin Watts	By:	/s/ J. Kevin Buchi
	Name: Colin Watts		Name: J. Kevin Buchi
	Title: President		Title: Sr. Vice President & CFO

SCHEDULE 1.8

Applicable Commercial Practices Policies

[**]

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.35

Marketing Budget for

First Agreement Year

[**]

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.52

Target Audience

[**]

[**]

Pediatricians

Psychiatrists

Pediatric Neurologists

[**]

[**]

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 2.2.1

Detail Requirements for the Product

McNeil Minimum Number of Total Details and PDEs for the Product:

Agreement Year	Total Details(1)(2)		Total PDEs(1)(2)
First	[**]	(3)	[**]	(3)
Second	[**]	(4)	[**]
Third	[**]	(4)	[**]

(1)  At least [**] percent ([**]%) of the Total Details and Total PDEs for any Agreement Year shall be completed during each month of such Agreement Year.

(2)  Subject to Article 10.

(3)  In the first [**] months of the First Agreement Year, all Details shall be First Position Details.  In months [**] of the First Agreement Year, all Details may be either First Position Details or Second Position Details.  In months [**] of the First Agreement Year, all Details shall be First Position Details.

(4)  At least [**] of these Details shall be First Position Details and the balance, if any, shall be Second Position Details.

Cephalon Minimum Number of PDEs for the Product:

Agreement Year	Total PDEs
First	[**]
Second	[**]
Third	[**]

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 10.3.5

Service Periods for McNeil Sales Representatives

[**]

Accrued Vacation for McNeil Sales Representatives

[**]

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.